Exhibit 99.1


               Tasty Baking Company Announces Retirement
             of John M. Pettine, Executive Vice President

   PHILADELPHIA--(BUSINESS WIRE)--Dec. 29, 2003--Tasty Baking Company (NYSE:TBC) announced today that John M. Pettine, Executive Vice President, retired from Tasty Baking Company effective December 27, 2003. Mr. Pettine will continue to be paid through December 31, 2004 under the terms of a personal leave agreement. Mr. Pettine also resigned as a director of the company.
   Mr. Pettine has worked for Tasty Baking Company for more than 30 years. He served as the company's Chief Financial Officer from 1991 to 2002.
   Charles P. Pizzi, President and CEO of Tasty Baking Company, said, "We want to thank John for his more than 30 years of dedicated service to Tasty Baking Company. We appreciate John's assistance during this time of transition and wish him all the best in his future endeavors."
   Mr. Pettine's position on the Board will not be filled immediately.
   Tasty Baking Company (NYSE:TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company website or by calling 1-800-33-TASTY.

   Except for historical information contained herein, the matters discussed are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the Company are provided in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission from time to time. Please refer to these documents for a more thorough description of these and other risk factors.

    CONTACT: Tasty Baking Company
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
              or
             David S. Marberger, 215-221-8500